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                                                                    Exhibit 23.1


                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Checkers Drive-In Restaurants, Inc.

We consent to incorporation by reference herein of our report dated March 5, 2002, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 31, 2001 and January 1, 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.


                                                               /s/ KPMG LLP

March 26, 2002
Tampa, Florida